Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-140431 on Form S-8 of our report dated March 11, 2015, relating to the consolidated financial statements and financial statement schedules of TIER REIT, Inc. (formerly Behringer Harvard REIT I, Inc.) appearing in this Annual Report on Form 10-K of TIER REIT, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Dallas, Texas
March 11, 2015